ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684-5708
Website: www.nvsos.gov

090301

Certificate of Change Pursuant to NRS 78.209

Filed in the office of	Document Number
	20140302001-23
Ross Miller	Filing Date and Time
Secretary of State	04/25/2014 8:36 AM
State of Nevada	Entity Number
	E0187902006-2

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Change filed Pursuant to NRS 78.209
For Nevada Profit Corporations

1. Name of corporation:

China Internet Cafe Holdings Group, Inc.

2. The board of directors have adopted a resolution pursuant to NRS 78.209 and have obtained any required approval of the stockholders.

3. The current number of authorized shares and the par value, if any, of each class or series, if any, of shares before the change:

Common Stock, $0.00001 par value, 100,000,000 authorized
Preferred Stock, $0.00001par value, 100,000,000 authorized

4. The number of authorized shares and the par value, if any, of each class or series, if any, of shares after the change:

Common Stock, $0.00001 par value, 20,000,000 authorized
Preferred Stock, $0.00001par value, 100,000,000 authorized

5. The number of shares of each affected class or series, if any, to be issued after the change in exchange for each issued share of the same class or series:

The change affects the Common Stock. The change is a one-for-five (1-for-5) reverse split of the Common Stock (the "Reverse Split"). See Rider 1

6. The provisions, if any, for the issuance of fractional shares, or for the payment of money or the issuance of scrip to stockholders otherwise entitled to a fraction of a share and the percentage of outstanding shares affected thereby:

No fractional shares will be issued. See Rider 2

7. Effective date and time of filing: (optional) Date: May 15, 2014 Time: 9:00 a.m., EDST

(must not be later than 90 days after the certificate is filed)

8. Signature: (required)

X [signature]

Signature of Officer Dishan Guo

Chief Executive Officer

Title

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

RIDER 1

TO

CERTIFICATE OF CHANGE OF

INTERNET CAFÉ HOLDINGS GROUP, INC.

As of 9:00 a.m., Eastern Daylight Savings Time ("EDST"), on the effective date (specified in item 7 below), the total number of issued and outstanding shares of the Company's Common Stock held by each stockholder will be converted automatically into the number of whole shares of Common Stock equal to (i) the number of issued and outstanding shares of Common Stock held by such stockholder immediately prior to the Reverse Split, divided by (ii) five (5).

RIDER 2

TO

CERTIFICATE OF CHANGE OF

INTERNET CAFÉ HOLDINGS GROUP, INC.

Instead of issuing fractional shares, the Company will issue one whole share of the post-Reverse Split Common Stock to any stockholder who otherwise would have received a fractional share as a result of the Reverse Split.

Less than one percent of outstanding shares of Common Stock will be affected by this rounding up.

No cash will be paid nor will any scrip be issued in connection with the Reverse Split.